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                                                                    Exhibit 12.1


                                                           Ratio of earnings
                                                         to fixed Charges/(1)/
                                                        -----------------------

Three Months Ended March 31, 2002....................            1.64

Six Months Ended December 31, 2001...................              --

Six Months Ended December 31, 2000...................            1.85

Twelve Months Ended June 30, 2001....................            4.54

Twelve Months Ended June 30, 2000....................            2.70

Twelve Months Ended June 30, 1999....................            2.78

Six Months Ended June 30, 1999.......................            2.19

Twelve Months Ended December 31, 1998................            4.93

Twelve Months Ended December 31, 1997................            5.48

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(1)  For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes plus fixed charges. Fixed charges include (a) interest on indebtedness (whether expensed or capitalized), (b) amortization of debt discounts and premiums and capitalized expenses related to indebtedness and (c) the portion of rent expense we believe to be representative of interest. For the six months ended December 31, 2001, fixed charges exceeded earnings by $20.4 million.